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                                                                    EXHIBIT 99.1
                                                                    ------------

                               DAVID BIJAN MOVTADY
                   c/o Golden National Mortgage Banking Corp.
                            One Huntington Quadrangle
                            Melville, New York 11747

                                January 11, 2001

PERSONAL AND CONFIDENTIAL
-------------------------

Ms. B. Seema Parikshak
Olive Corporate Finance
201 North Illinois Street
Sutie 700
Indianapolis,  Indiana  46244-0998

         Re:      C G B & L Financial Group, Inc.
                  -------------------------------

Dear Ms. Parikshak:

         I appreciate your consideration of my proposal to acquire C G B & L Financial Group, Inc. ("CG Financial"), the parent of Cerro Gordo Building & Loan, s.b. (the "Bank"). This letter of intent is intended to serve as an outline of the terms and conditions that I believe should be considered in structuring the transaction and preparing a definitive agreement. The acquisition would be structured as a merger of CG Financial into a newly formed acquisition company that I would own. If CG Financial would prefer to use a different structure, I would of course consider your proposal. Assuming CG Financial and the Bank continue to be operated in the ordinary course of business and without regard to the structure actually employed, I would pay an aggregate purchase price of $2,346,374 in cash (consisting of $23.00 per share for each share of CG Financial's outstanding common stock and the remaining purchase price to be used to cash out the currently outstanding options to purchase 9,900 shares of CG Financial common stock) at closing and would anticipate that the acquisition would be consummated during the first half of 2001. It is my present intent that the Bank's employees, including senior management, would be retained and that the Bank would continue to be operated as an independent bank. I look forward to discussing my plans for the Bank with current management and anticipate providing appropriate assurances to senior management after our discussions.

         Because the proposal expressed above is based primarily upon my review of limited publicly available information, as a manner of prudent business judgment, I would expect that prior to the execution of a definitive agreement I would be given an opportunity to conduct a due diligence review of CG Financial and the Bank. All information and data would, of course, be treated with the utmost confidentiality and I am prepared to sign a mutually acceptable confidentiality agreement.


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         If the results of the due diligence review are satisfactory to me, I would present a draft of a definitive agreement to CG Financial for its consideration. The agreement would set forth customary representations, warranties and covenants, as well as the terms and conditions which are highlighted in this letter of which are appropriate in light of my findings during my due diligence review including a condition that I receive all necessary regulatory approvals. The definitive agreement will also contain a provision that would entitle CG Financial to receive liquidated damages in the amount of $100,000 in the event that I do not consummate the acquisition of CG Financial, provided CG Financial is in compliance with all of the obligations under the definitive agreement. I anticipate that the parties would use their best efforts to sign a definitive acquisition agreement as soon as possible, but not later then thirty (30) days after the acceptance by you of this letter.

Once the definitive affiliation agreement is executed, I would seek to obtain approval of the proposed transaction from appropriate regulatory authorities and then proceed to closing. To achieve the most favorable reaction from the community as well as your customers, I would treat this matter with the utmost confidentiality until we jointly agree on the format of my public announcement to be made concerning the proposed transaction. To this same end, during the period ending the 30th day following your acceptance of this letter, you agree that none of the stockholders, directors, officers, representatives or agents of CG Financial or the Bank will negotiate with any party other than me with respect to the sale of additional stock or a significant portion of their assets or any merger, consolidation or other business combination involving CG Financial or the Bank.

         Although this letter (other than the immediately preceding paragraph) is not intended to create any binding obligation on any person, I believe that it summarizes my proposal as it relates to the structure of the proposed acquisition and the development of a definitive agreement.

         If you believe this letter sufficiently addresses your needs and you desire as I do, to move forward with due diligence and the development of a definitive agreement, please sign and return a copy of this letter before the close of business on January 11, 2001. If we have not received your positive response by that time, this offer will terminate.


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         Thank you in advance for your consideration. In the meantime, please contact me at your convenience if you have any question regarding this letter of intent.


                                                    Very truly yours,

                                                    /s/ David Dijan Movtady

                                                    David Bijan Movtady


This letter of intent is agreed to and
accepted on, this 11th day of January, 2001

CGB&L FINANCIAL GROUP, INC.



By: /s/ Maralyn F. Heckman
        ------------------------------------

Name: Maralyn F. Heckman
      --------------------------------------

Title: President
       -------------------------------------



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